Exhibit 10.17

EMPLOYMENT AGREEMENT

Employment Agreement (the "Employment Agreement") made as of this   13th   day of September, 2010, by and between VITO GIANNOLA, an individual residing at 14-67 155th Street, Whitestone, New York 11357, (the "Employee"), and SUSSEX BANK, a New Jersey state chartered commercial bank with its principal place of business located at 200 Munsonhurst Road, Route 517, Franklin, New Jersey 07416 (the "Employer").

WHEREAS, the Board of Directors of the Bank has determined that it is in the best interest of the Bank to enter into this Agreement with Employee, and has authorized the Employer to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

l.   Employment. The Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.   Position and Duties. The Employee shall be employed as Chief Retail Officer and Executive Vice President of the Bank, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time-to-time be established by the Chief Executive Officer and/or the Board of Directors of the Bank. Employee agrees that he will devote his full business time and efforts to his duties hereunder.

3.   Compensation. Employer shall pay to the Employee compensation for his services as follows:

(a)   Base Salary. The Employee shall be entitled to receive, commencing on September 13, 2010, an annual base salary (the "Base Salary") of One Hundred Fifty Three Thousand dollars ($153,000), which shall be payable in installments in accordance with Employer's usual payroll method. Annually thereafter, on September 13th, the Board of Directors shall review the Employee's performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall adjust the Base Salary accordingly.

(b)   Incentive Plans. Employee shall be entitled to participate in the

Employer’s incentive plan for executive officers of the Employer.

(c)   Equity Grant. On September 13, 2010, the Employer shall grant Employee an award of such number of shares of the Company’s common stock, no par value per share, which shall have a fair market value, as hereinafter defined, of forty thousand ($40,000) dollars (the “Restricted Stock”). The Restricted Stock shall be subject to forfeiture in the event Employee's employment with the Employer is terminated during the “Restricted Period” (as defined below), and the Restricted Stock may not be transferred during the Restricted Period. During the Restricted Period, the Restricted Stock may either be issued in book entry form only, or if issued in certificated form, the Employer may retain custody of the certificates, at Employer's option. If the Restricted Stock is issued in certificated form, Employee shall execute such stock powers regarding such certificates as the Company shall reasonable request. During the Restricted Period, Employee shall be entitled to receive and retain any cash dividends paid on the Restricted Stock, and Employee shall have the right to vote the Restricted Shares at any shareholders meeting of the Company. For purposes of this Agreement, the Restricted Period shall be a period of time commencing on the date hereof and ending with regard to twenty percent (20%) of the Restricted Stock on August 31, 2013, with the Restricted Period then ending with regard to an additional twenty percent (20%) of the Restricted Stock on each August 31st thereafter; provided, however, that in the event of a Change in Control of the Company (as defined below), the Employee's death or his disability, the Restricted Period shall end with regard to all of the Restricted Stock. For purposes of this Agreement, “fair market value” shall be a multi-day average of the closing price of the stock on five business days immediately preceding the date of this Agreement. For purposes hereunder, Employee shall be deemed to be disabled if he is unable to perfom his essential job functions due to a mental or physical condition for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve (12) month period.

4.   Other Benefits.

(a)   Automobile. The Employee shall be entitled to a cash allowance in the amount of five hundred ($500) dollars per month to be used for the purpose of maintaining an automobile.

(b)   Insurance. The Employee shall be entitled to receive hospital, health,

medical, and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.

(c)   Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer's expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

5.   Term. The term of this Agreement shall commence on the date hereof (the Employment Commencement Date") and continue until August 31, 2013 (the "Initial Term"). On each anniversary of the Employment Commencement Date (each, an "Anniversary Date"), the term of this Agreement shall automatically be renewed for one year (an "Extension Term" and, with the Initial Term, the "Term") unless either party hereto, by written notice provided at least 90 days prior to the proposed end of a Term, elects not to renew such that, absent notice of non-renewal, the Term shall be extended to three (3) years from the Employment Commencement Date or the most recent Anniversary Date, as applicable.

6.   Termination. Employee may be terminated at any time, without prejudice to Employee's right to compensation or benefits as provided herein. Employee's rights upon a termination shall be as follows:

(a)   Cause. As used in this Agreement, the term "Cause" shall mean the Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement. Notwithstanding the above, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors of the Bank at their meeting called and held for that purpose (after reasonable notice to the Employee and an opportunity for him, together with counsel, to be heard before such Board of Directors), finding that in the good faith opinion of the Board of Directors, the Employee was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail; provided, however, that nothing contained herein shall prohibit Employee from being suspended from his duties hereunder by a duly authorized agent of the Board upon a good faith determination that "cause" exists. Such suspension shall  last until such time as the Board meeting provided for above shall have occurred, provided that such Board meeting shall occur within a reasonable period of time. During such suspension Employee shall continue to be an employee, entitled to all salary and benefits provided for hereunder.

(b)   Termination With Cause. Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall not be entitled  to any further benefits under this Agreement.

(c)   Termination Without Cause. Upon a termination of Employee's employment hereunder without "cause", in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Section 9 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the amount that would have been paid to Employee for the greater of (i) one year or (ii) the remaining unexpired term of this Employment Agreement as determined under Section 5, assuming no renewal or extension of the Term (the “Remaining Unexpired Term”) at his then current Base Salary with no discounting for early payment. In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination for the greater of (i) the period of one year or (ii) the Remaining Unexpired Term. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without “cause”. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(d)   Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee's right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or disability.

7.   Resignation for Cause. During the term of this Agreement, the Employee shall be entitled to resign from his employment with Employer, and in recognition of the termination of Employee’s employment in such circumstances and Employee's agreement to be bound by the covenants contained in Section 9 hereof, Employee shall receive the payments provided for below, in the event that the Employee is not in breach of this Agreement and Employer (i) reassigns the Employee to a position of lesser rank or status than Chief Retail Officer, (ii) relocates the Employee's principal place of employment by more than 50 miles from its location on the date hereof, or (iii) reduces the Employee's compensation or other benefits below the level specified herein. Upon the occurrence of any of these events, the Employee shall have  thirty days to provide Employer notice of his intention to terminate this Agreement. In the event the Employee elects to so terminate this Agreement, such termination shall be treated as a termination without "cause" by Employer under Section 6(c) hereof, and the Employee shall be entitled to receive all payments and other benefits called for under such Section 6(c).

8.   Change in Control.

(a)   Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within eighteen (18) months of the occurrence of a Change in Control Employer or its successor shall (i) reassign the Employee to a position of lesser rank or status than Chief Retail Officer, (ii) relocate the Employee's principal place of employment by more than 50 miles from its location prior to consummation of the Change in Control, or (iii) reduces the Employee's compensation or other benefits below the level in effect prior to the consummation of Change in Control, Employee have the right to resign his employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b)   A "Change in Control" shall mean:

(i)  a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)   Individuals who constitute the Incumbent Board (as  herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)   Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time in is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

(v)   A tender  offer is made for 35% or more of the voting securities of  the Company and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)   In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to two (2) times Employee's then current Base Salary; provided, however, that in no event shall any payments provided for hereunder constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee's "base amount" as determined in accordance with such Section 280G. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination. Employer’s obligation to continue such insurance benefits will be for a period of two (2) years.

9.    Covenant Not to Compete.

(a)   As consideration for the benefits conferred upon Employee hereunder, including, but not limited to Employee's right to severance under Section 6(c), Employee agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment (the “Covenant Term”) he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with Employer in the business of banking in the counties in which Employer conducts its business on the date of Employee’s termination; provided, however, that this Section 9 shall be of no force and effect following a Change in Control of the Employer.

(b)   The Employee agrees that, during Covenant Term, he shall make himself available to the Employer for consultation from time to time to provide transition assistance to Employer and/or its successor. Such consultation shall not be on a full time basis and shall, to the fullest extent possible, be undertaken on a remote basis so that Employee shall not generally be required to render such consultations at the business location of the Employer.

(c)   In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that Employee shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by Employer. Employee agrees to be bound by any such modified covenant not to compete.

10.   Miscellaneous.

(a)   Governing Law.    In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New

Jersey.

(b)   Severability.  If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect.

(c)   Entire Agreement;  Amendment. This Agreement sets for the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d)   Successors  and Assigns.  This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUSSEX BANK

By:	/s/ Anthony Labozzetta
Name: Anthony Labozzetta
Title: President and CEO

EMPLOYEE:

/s/ Vito Giannola
Name: Vito Giannola